As filed with the Securities and Exchange Commission on April 2, 2003

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                  LODGIAN, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                               52-2093696
    (State or other jurisdiction of                   (IRS Employer
     incorporation or organization)              Identification Number)

                      3445 PEACHTREE ROAD, N.E. - SUITE 700
                                ATLANTA, GA 30326
                                 (404) 364-9400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               DAVID E. HAWTHORNE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  LODGIAN, INC.
                      3445 PEACHTREE ROAD, N.E. - SUITE 700
                                ATLANTA, GA 30326
                                 (404) 364-9400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                              Michael C. Ryan, Esq.
                        Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

      If the only securities to be offered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                                                                                           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES REGISTERED          AMOUNT TO            PRICE PER       AGGREGATE OFFERING        AMOUNT OF
AND SOLD BY SELLING STOCKHOLDER                   BE REGISTERED(2)         SHARE (1)            PRICE (1)        REGISTRATION FEE
-------------------------------                   ----------------         ---------            ---------        ----------------
Common Stock, par                                     3,848,804.00           $3.22           $12,393,148.88         $1,002.61
  value $0.01 per
  share (3)
Series A Preferred                                    2,108,659.00          $19.25           $40,591,666.50         $3,283.87
  Stock, par value
  $0.01 per share
Class A Warrants (3)                                    714,897.00              (3)                      (3)               (3)
Class B Warrants (3)                                    142,580.00              (3)                      (3)               (3)

   Subtotal.......................                                                           $52,984,815.38         $4,286.48
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on (a) the average of the high and low sales prices per share of common stock as reported on the American Stock Exchange on March 28, 2003 and (b) the previous closing price of the preferred stock as reported on the American Stock Exchange on March 20, 2003, as there have been no reported trading prices on the preferred stock since that date.

(2) In the event of a stock split, stock dividend or similar transaction involving the registrant's common stock, preferred stock, Class A Warrants or Class B Warrants, in order to prevent dilution, the number of shares of such securities registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3) Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the securities to be issued upon the exercise of the Class A Warrants and Class B Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN ANY SUPPLEMENT TO THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 2003

PROSPECTUS

                                  LODGIAN, INC.

                       3,848,804.00 SHARES OF COMMON STOCK
                 2,108,659.00 SHARES OF SERIES A PREFERRED STOCK
                           714,897.00 CLASS A WARRANTS
                           142,580.00 CLASS B WARRANTS

      The stockholders identified (the "Selling Stockholders") in this prospectus (the "Prospectus") are offering to sell (a) up to 2,991,327.00 shares of common stock (the "Common Stock") of Lodgian, Inc. (the "Company"), (b) up to 2,108,659.00 shares of Series A Preferred Stock of the Company (the "Preferred Stock"), (c) up to 714,897.00 Class A Warrants of the Company (the "Class A Warrants"), (d) up to 142,580.00 Class B Warrants of the Company (the "Class B Warrants") and (e) up to 857,477.00 shares of Common Stock, which may be purchased by the Selling Stockholders upon exercise of the Class A Warrants and Class B Warrants (also "Common Stock" and, together with the Preferred Stock, Class A Warrants and Class B Warrants, the "Securities"). The Selling Stockholders acquired the Securities (with the exception of 857,477.00 shares of Common Stock, which represent the number of shares of Common Stock which may be acquired upon exercise of the Class A Warrants and Class B Warrants) on or after November 25, 2002 in connection with the consummation of the Joint Plan of Reorganization. Pursuant to a Registration Rights Agreement between the Company and the Selling Stockholders, dated November 25, 2002 (the "Registration Rights Agreement"), the Company agreed to register the Securities acquired by the Selling Stockholders in connection with the Joint Plan of Reorganization.

      The Selling Stockholders may sell the Securities from time to time in public transactions or in privately negotiated transactions and, without limitation, through any means described in the section hereof entitled "Plan of Distribution", at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the Selling Stockholders.

      The Selling Stockholders will receive all of the net proceeds from the sales of the Securities. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Securities. The Company will not receive any proceeds from the sale of the Securities.

      The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any profit on the sale of the Securities by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      Lodgian, Inc.'s common stock and Series A Preferred Stock are listed on the American Stock Exchange under the symbols "LGN" and "LGN.PR", respectively. The closing price of the Company's common stock as reported on the American Stock Exchange on March 28, 2003 was $3.21 and the closing price of the Company's Series A Preferred Stock as reported on the American Stock Exchange on March 21, 2003 was $19.25. The Class A Warrants and Class B Warrants are not currently traded on any market.

      YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENTS CAREFULLY BEFORE YOU INVEST. THE COMPANY STRONGLY RECOMMENDS THAT YOU READ CAREFULLY THE RISKS IT DESCRIBES IN THIS PROSPECTUS AS WELL AS ANY ACCOMPANYING PROSPECTUS SUPPLEMENTS,

AS WELL AS THE RISK FACTORS IN ITS MOST CURRENT REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION, FOR A FULLER UNDERSTANDING OF THE RISKS AND UNCERTAINTIES THAT THE COMPANY FACES. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 3.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL 2, 2003

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN ANY SUPPLEMENT TO THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                TABLE OF CONTENTS

About This Prospectus........................................................1
Where You Can Find More Information..........................................1
Forward-Looking Information..................................................1
The Company..................................................................2
Recent Events................................................................2
Risk Factors.................................................................2
Ratio Information............................................................5
Use of Proceeds..............................................................6
Selling Stockholders.........................................................7
Plan of Distribution.........................................................8
Legal Matters................................................................9
Experts.....................................................................10

                              ABOUT THIS PROSPECTUS

      This Prospectus is part of a registration statement (the "Registration Statement") that the Company filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. You should read both this Prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and other reports, proxy statements and other documents with the SEC. You may read and copy any document the Company files at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Company's SEC filings are also available to you on the SEC's Web site at http://www.sec.gov.

      This Prospectus is part of the Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this Prospectus to any contract or other document of the Company's, you should refer to the exhibits that are a part of the Registration Statement or the prospectus supplement for a copy of the referenced contract or document.

      The SEC allows the Company to "incorporate by reference" into this Prospectus information that the Company files with the SEC in other documents. This means that the Company can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this Prospectus, and information that the Company files with the SEC in the future and incorporates by reference will automatically update and may supersede the information contained in this Prospectus. The Company incorporates by reference the following documents:

            o The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

            o The Company's Current Report on Form 8-K filed with the SEC on January 28, 2003; and

            o The description of the Company's common stock, Series A Preferred Stock, Class A Warrants and Class B Warrants contained in its registration statement on Form 8-A filed with the SEC on November 26, 2002, including any amendments or reports filed for the purpose of updating such descriptions.

      All documents that the Company will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the termination of any offering of Securities under this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date such documents are filed.

      The Company will provide to you without charge, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by contacting: Daniel E. Ellis, Lodgian, Inc., 3445 Peachtree Road, N.E.-Suite 700, Atlanta, Georgia 30326, telephone number (404) 364-9400.

                           FORWARD-LOOKING INFORMATION

      This Prospectus contains a number of statements about the future. These statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These include managements' expectations, statements that describe anticipated revenues, capital expenditures and other financial items, statements that describe the Company's business plans and objectives, and statements that describe the expected impact of competition, government regulation, litigation and other factors on the Company's future financial condition and results of operations. The words "may", "should", "expect", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. Certain factors are not within the Company's control and hence readers are cautioned not to put undue reliance on forward looking statements.

                                   THE COMPANY

      The Company (also referred to herein as "Lodgian") is one of the largest owners and operators of full-service hotels in the United States. At March 24, 2003, Lodgian managed a portfolio of 97 hotels (18,265 rooms located in 30 states and Canada). The portfolio included 92 hotels which were wholly-owned, four in which the Company had a 50% or greater equity interest and one in which the Company had a minority equity interest. All of the hotels are owned in separate operating subsidiaries or other legal entities.

      Lodgian's hotels are primarily full-service properties which offer food and beverage services, meeting space and banquet facilities and compete in the mid-price and upscale segments of the lodging industry. Lodgian believes that these segments have more consistent demand generators than other segments of the lodging industry and have recently experienced less development of new properties than other lodging segments, such as limited service, economy and budget segments.

      Of the Company's 97 hotel portfolio, 82 are Crowne Plaza, Holiday Inn and Marriott brand hotels while eight are affiliated with four other nationally recognized hospitality franchises. The Company's strong brand affiliations bring many benefits in terms of guest loyalty and market share premiums.

                                  RECENT EVENTS

      Lodgian is a successor to Servico, Inc. ("Servico") as a result of Servico's merger (the "Merger") with Impac Hotel Group, LLC ("Impac"), a privately-owned management and development company. Servico was incorporated in 1956 under the laws of the State of Delaware. The Merger was completed on December 11, 1998 and was accounted for under the purchase method of accounting.

      At the time of the Merger, the Company's portfolio included 142 owned hotels. At the end of 1999, the Company adopted a strategic plan to reduce the size of its hotel portfolio and, in 2000, adopted a strategic plan to reduce the Company's debt. As a result of these strategies, at the end of December 31, 2000, the Company's portfolio of owned hotels stood at 112.

      The Company's heavy debt load, the weaker U.S. economy, the decline in travel in the aftermath of the terrorist attacks on September 11, 2001 and impaired availability of funds for maintaining the quality of the Company's hotels combined to place adverse pressure on the Company's cash flows and liquidity. As a result, on December 20, 2001, the Company and substantially all of its subsidiaries which owned hotel properties filed for voluntary reorganization under Chapter 11 of the Bankruptcy Code. At the time of the filing, the Company's portfolio included 106 hotel properties.

      Less than one year later, at a Confirmation Hearing held on November 5, 2002, the Bankruptcy Court confirmed the Company's First Amended Joint Plan of Reorganization (the "Joint Plan of Reorganization") and, on November 25, 2002, the Company and entities owning 78 hotels officially emerged from Chapter 11. Pursuant to the terms of the Joint Plan of Reorganization, eight other wholly-owned hotels were returned to the lenders in January 2003 in satisfaction of outstanding debt obligations and one hotel was returned to the lessor of a capital lease.

      Of the Company's 97 hotel portfolio, 18 hotels are owned by two subsidiaries (the "Impac Debtors") which were not part of the Joint Plan of Reorganization and remain in Chapter 11 (the "Impac Hotels"). The Impac Hotels represent approximately 19% of the Company's total hotel properties, and 14% of the Company's total hotel rooms as of March 24, 2003. The Impac Hotels contributed approximately 11.7% of the revenues from the 105 properties comprising the Company's 2002 revenues. All of the Impac Hotels received financing prior to the bankruptcy filing from one lender which has a claim of $109.0 million against the Impac Debtors secured by the Impac Hotels. The Company and the Impac Debtors have reached an agreement with such lender which provides for a release of the hotel collateral in exchange for the payment by the Impac Debtors of an agreed amount (the "Impac Settlement Amount") by a date no later than May 31, 2003. If the agreed amount is not paid by May 31, 2003, the Impac

Hotels will be returned to the lender in satisfaction of outstanding mortgage obligations. On March 3, 2003, the Impac Debtors filed a separate plan of reorganization (the "Impac Plan of Reorganization") pursuant to the terms of which the Company and the Impac Debtors, through 18 newly-formed subsidiaries, would obtain financing from Lehman Brothers Holdings Inc. (the "Lehman Financing"), which would be used to pay the Impac Settlement Amount. Although there can be no assurance, the Company is hopeful that the Impac Plan of Reorganization will be approved and the Lehman Financing successfully completed and, accordingly, that the Company will be able to retain the Impac Hotels.

                                  RISK FACTORS

THE VALUE OF HOTELS AND THE SUCCESSFUL REPAYMENT OF MORTGAGE LOANS ARE DEPENDENT UPON THE SUCCESSFUL OPERATION OF THE HOTELS.

      The value of hotels is heavily dependent on the cash flows generated by the hotels. If cash flow declines, the hotel values could suffer impairment and the ability to repay the related debt could also be adversely impacted. Factors affecting the performance of hotels include, but are not limited to, construction of a competing hotel, loss of franchise affiliations, the need for renovations, deterioration in hotel management, changes in travel patterns and adverse economic conditions.

THE COMPANY'S REVENUE GENERATING CAPABILITIES ARE DEPENDENT ON ITS ABILITY TO RETAIN ITS FRANCHISE AFFILIATIONS.

      Management believes that Lodgian's strong brand affiliations bring many benefits in terms of guest loyalty and market share premiums. With 80% of the Company's portfolio comprised of Crowne Plaza, Holiday Inn and Marriott brand hotels, the Company is able to take advantage of superior brand equity, quality standards and reservation contributions. The Company's hotels also benefit from franchisors' central reservation offices, their global distribution systems and brand internet booking sites. These together contribute approximately 30% of the Company's total reservations for these brands.

      The Company is subject to certain property maintenance and quality standard compliance requirements under its franchise agreements. The Company periodically receives notifications from its franchisors of events of noncompliance with such agreements. In selected situations, as warranted, based on economic evaluations, management may elect to not comply with the franchisor requirements. In such situations, the Company will either select an alternative franchisor or operate the property independent of any franchisor.

INTEREST RATE INCREASES WILL INCREASE THE COST OF CURRENT AND FUTURE DEBT.

      A significant portion of the Company's indebtedness is subject to adjustable interest rates and is secured by a substantial number of its operating assets. The Company anticipates that its future borrowings will be at interest rates which adjust with certain indices. Therefore, the cost of financing will vary subject to events which are beyond the Company's control. While interest rates have declined markedly in the past year, changes in economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce cash available for distribution. Adverse economic conditions could also cause the terms on which borrowings are available to be unfavorable. In those circumstances, if the Company needed capital to repay indebtedness, it could be required to sell one or more of its hotels which could result in lower than optimum return on its investments.

ENVIRONMENTAL, STATE AND FEDERAL REGULATIONS COULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS.

      The Company's hotels are subject to certain federal, state and local regulations which require the Company to obtain and maintain various licenses and permits. All such licenses and permits must be periodically renewed and may be revoked or suspended for cause at any time. Certain of these licenses and permits are material to the Company's business and the loss of such licenses could have a material adverse effect on the Company's financial condition and results of operations.

      Lodgian is also subject to certain federal and state labor laws and regulations such as minimum wage requirements, regulations relating to working conditions, laws restricting the employment of illegal aliens and the Americans with Disabilities Act. As a provider of restaurant services, the Company is also subject to certain federal, state and local health laws and regulations. Lodgian is also subject in certain states to dramshop statutes, which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to a person who, while intoxicated, caused the injury.

      Federal and state environmental regulations potentially impose cleanup costs for hazardous waste contamination on property owners. If any material hazardous waste contamination problems do exist on any of the Company's properties, the Company may be exposed to liability for the costs associated with the cleanup of such sites.

THE SELLING STOCKHOLDERS COULD EXERCISE SIGNIFICANT CONTROL OVER THE COMPANY AND COULD SELL LARGE BLOCKS OF SECURITIES UNDER THIS PROSPECTUS.

      The Selling Stockholders own, in the aggregate 44.76% of the Company's outstanding common stock as of March 21, 2003. If the Selling Stockholders act as a group, they could be in a position to significantly influence corporate actions requiring shareholder approval including election of directors.

      In addition, if the Selling Stockholders elect to sell large blocks of Common Stock and Preferred Stock, this could have an adverse effect on the stock price of these Securities.

THE PUBLIC MARKET FOR THE COMPANY'S NEW SECURITIES HAS EXISTED FOR A SHORT
TIME.

      The public market for the new common and preferred stock was initiated by listing on the American Stock Exchange ("AMEX") on January 28, 2003. There can be no assurance that an active market will develop for the common and preferred stock or that these market prices will be sustained.

THE COMPANY'S COMMON STOCK AND/ OR PREFERRED STOCK COULD BE DE-LISTED FROM THE AMERICAN STOCK EXCHANGE IF THE LISTING STANDARDS ARE NOT MAINTAINED.

      The rules of the AMEX allow the AMEX to de-list securities if it determines that a company's securities fail to meet certain guidelines in respect of corporate net worth, public float, number of shareholders, aggregate market value of shares or price per share. The Company cannot assure purchasers of the Common Stock and Preferred Stock that it will continue to meet these requirements.

THE COMPANY DOES NOT HAVE EMPLOYMENT AGREEMENTS WITH ALL OF ITS KEY
MANAGEMENT.

      The Company depends on the continuing efforts of its executives and senior management. The departure of these individuals could adversely affect the Company's business, particularly if the Company is not able to attract qualified replacements.

A PROLONGED ECONOMIC DOWNTURN COULD HAVE AN ADVERSE EFFECT ON THE COMPANY

      A weakening economy could continue to affect travel and lodging demand which could adversely impact the Company's revenues and ultimately the value of its properties.

THE COMPANY IS SELF INSURED IN RESPECT FOR CERTAIN TYPES OF INSURANCE.

      The Company is self insured up to certain limits (deductibles) with respect to employee medical, employee dental, property insurance, general liability insurance, personal injury claims, workers' compensation and auto liability. Should unanticipated events cause these claims to escalate beyond normal expectations, the Company's financial condition and results of operations could be adversely affected.

THE COMPANY MAY NOT BE ABLE TO RETAIN ALL OF THE HOTELS OWNED BY THE IMPAC DEBTORS.

      The Impac Debtors own 18 hotels of the Company's portfolio. All of the 18 properties owned by the Impac Debtors received financing from one lender prior to the bankruptcy filing, and the Company and the Impac Debtors have reached an agreement with such lender which provides for a release of the hotel collateral in exchange for the payment by the Impac Settlement Amount by a date no later than May 31, 2003. If the agreed amount is not paid by May 31, 2003, the 18 hotel properties will be returned to the lender in satisfaction of outstanding mortgage obligations. If the Company is not able to retain these properties, the Company may lose valuable assets and have fewer properties to contribute to overhead.

COMPETITION IN THE LODGING INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS AND RESULTS OF OPERATIONS.

      The lodging industry is highly competitive. Competitive factors within the industry include: room rates, quality of accommodations, name recognition, service levels, reputation, amenities, reservation systems, convenience of location, and the supply and availability of alternative lodging. Levels of demand are dependent upon many factors including general and local economic conditions and changes in levels of tourism and business-related travel. The hotels depend upon both commercial and tourist travelers for revenues. Generally, the hotels operate in areas that contain numerous other competitive lodging facilities, including hotels associated with franchisors which may have more extensive reservation systems.

      Competition within the lodging market has increased substantially and may increase in the foreseeable future. The Company cannot guarantee that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which the Company currently or may subsequently compete, thereby materially and adversely affecting the Company's business and results of operations.

THE SHORT OPERATING HISTORY SINCE THE COMPANY'S EMERGENCE FROM CHAPTER 11 MAY BE INSUFFICIENT TO EVALUATE THE COMPANY'S FINANCIAL CONDITION BASED ON THE COMPANY'S FINANCIAL STATEMENTS.

      The Company emerged from Chapter 11 protection on November 25, 2002 and applied fresh start reporting effective November 22, 2002. The Successor's financial statements included in the Form 10-K span the period November 23, 2002, to December 31, 2002. This short operating history may be insufficient to evaluate the Company's financial condition and results of operations.

THE ONSET OF WAR AND TERRORIST ACTIVITY COULD HAVE A MATERIAL ADVERSE AFFECT ON THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The onset of war could further weaken the Company's financial condition and results of operations which have already been weakened as a result of the terrorist attacks that occurred on September 11, 2001 and the weakening in the U.S. economy.

THE COMPANY WILL HAVE SIGNIFICANT POST-REORGANIZATION DEBT OBLIGATIONS.

      Although the Company is substantially less leveraged as a result of the voluntary reorganization, the Company cannot provide assurances that its operating cash flows will be adequate to pay the principal and interest payments under the post reorganization indebtedness when due, as well as to fund all contemplated capital expenditures. The failure to make necessary capital expenditures could have a material adverse effect on the ability of the Company to remain competitive.

THE COMPANY WILL HAVE LIMITED ACCESS TO WORKING CAPITAL.

      The Company is expected to require certain amounts of working capital. While the Company anticipates that sufficient funds to meet its working capital needs for the foreseeable future will be available from the cash generated by the businesses of the reorganized Company and from the exit financing facility, the ability of the Company to gain access to additional working capital, if needed, cannot be assured, particularly in view of competitive factors, industry conditions and the restrictive terms of the exit financing facility.

THE COMPANY MAY NOT BE ABLE TO MEET CERTAIN REQUIREMENTS IMPOSED BY ITS FRANCHISORS AND THEREFORE COULD LOSE THE RIGHT TO OPERATE ONE OR MORE HOTELS UNDER A NATIONAL FLAG.

      The terms of the Company's franchise agreements require each hotel to meet certain quality and guest satisfaction standards. In addition, as part of the reorganization process, the Company entered into stipulations with each of its major franchisors setting forth a timeline as to completion of certain capital expenditures. There can be no assurance that the Company will have sufficient liquidity to be able to meet its capital expenditure or other requirements and could lose the right to operate certain hotels under nationally recognized brand names. Furthermore, the termination of one or more franchise agreements could trigger a default under certain loan agreements as well as obligations to pay liquidated damages under the franchise agreements.

As of March 24, 2003, the Company was not in strict compliance with the terms of eighteen of its franchise agreements and has received termination notices from franchisors with respect to six of these eighteen properties. There can be no assurance that the Company will be able to complete its action plans to cure the alleged defaults prior to the specified termination dates or be granted additional time in which to cure any defaults.

                                RATIO INFORMATION

      The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and preferred stock dividends plus fixed charges before preferred stock dividends by the fixed charges. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries; fixed charges consist of interest and related charges on debt, preferred stock dividends, and the portion of rentals for real and personal properties in an amount considered to be representative of the interest factor.

                                            SUCCESSOR                                  PREDECESSOR
                                           ------------       ----------------------------------------------------------
                                            Nov 23 TO           Jan 1 to
                                           Dec 31, 2002       Nov 22, 2002      2001        2000        1999        1998
                                           ------------       ------------      ----        ----        ----        ----
Ratio of earnings to fixed charges             --                      1.3       --          --          --          --

For the years ended December 31, 1998, 1999, 2000 and 2001 and for the period November 23 to December 31, 2002, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $7,903,000, $81,465,000, $117,425,000, $140,796,000 and $10,953,000,
respectively.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Securities offered in this Prospectus. All of the proceeds from the sale of the Securities will be paid directly to the Selling Stockholders.

                                   SELLING STOCKHOLDERS

      The following table sets forth information with respect to the Selling Stockholders whose Securities are covered by this Prospectus. The information provided in the table below has been furnished to the Company by the Selling Stockholders and other sources which the Company has not verified. The Company calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of the date of this Prospectus. The Company may update, amend or supplement this Prospectus from time to time to update the disclosure in this section.

      In connection with the Joint Plan of Reorganization, and due to the fact that each of the Selling Stockholders may be deemed an "underwriter" (as defined under Section 2(11) of the Securities Act) of the Company based on the percentage of securities of the Company acquired through the Joint Plan of Reorganization, the Company entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file the Registration Statement, of which this Prospectus is a part, in order to simplify the process by which the Selling Stockholders may resell the Securities.

      The Selling Stockholders may from time to time offer and sell any or all of their Securities under this Prospectus. Due to the fact that the Selling Stockholders are not obligated to sell their Securities, and because the Selling Stockholders may also acquire the Company's publicly traded securities, the Company cannot estimate how many Securities the Selling Stockholders will beneficially own after this offering. If the Selling Stockholders sell all of the Securities under this Prospectus and do not acquire any other of the Company's securities, they will not own any substantial amount of the Company's equity securities.

                                              AMOUNT OF COMMON     AMOUNT OF PREFERRED     AMOUNT OF CLASS A      AMOUNT OF CLASS B
                                             STOCK BENEFICIALLY    STOCK BENEFICIALLY           WARRANTS              WARRANTS
NAME OF SELLING                                 OWNED PRIOR TO      OWNED PRIOR TO       BENEFICIALLY OWNED     BENEFICIALLY OWNED
STOCKHOLDER                                      OFFERING (1)        OFFERING (1)      PRIOR TO OFFERING (1)   PRIOR TO OFFERING (1)
-----------                                      ------------        ------------      ---------------------    --------------------
OCM Real Estate Opportunities Fund II, L.P. (2)      1,578,611.00     1,332,365.00                     0                           0
------------------------------------------------------------------------------------------------------------------------------------
General Motors Trust Company (2)                        86,141.42        72,704.30                     0                           0
------------------------------------------------------------------------------------------------------------------------------------
BRE/HY Funding, L.L.C. (3)                             833,626.65       703,590.00                     0                           0
------------------------------------------------------------------------------------------------------------------------------------
Third Avenue Value Fund                                439,629.60                0            637,571.80                  127,159.30
------------------------------------------------------------------------------------------------------------------------------------
Third Avenue Real Estate Value Fund                     31,000.00                0             44,957.70                    8,966.50
------------------------------------------------------------------------------------------------------------------------------------
Third Avenue Portfolio of the                           22,320.00                0             32,369.50                    6,455.90
Aegon/Transamerica Series Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                2,991,328.67     2,108,659.30            714,899.00                  142,581.70
------------------------------------------------------------------------------------------------------------------------------------

(1) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(2) The Securities beneficially owned by OCM Real Estate Opportunities Fund II, L.P. (the "OCM Fund") and General Motors Trust Company (the "Trust"), which together represent 24.9% of the common stock of the Company (based on a total of 6,682,667 shares outstanding as of March 27,2003) and 28.1% of the Series A Preferred Stock of the Company (based on a total of 5,000,000 shares that became available for issuance under the Joint Plan of Reorganization, substantially all of which are issued and outstanding as of the date hereof), were acquired in connection with the Joint Plan of Reorganization, pursuant to the claims of the OCM Fund and the Trust, as beneficial owner of 12.25% Senior Subordinated Notes due 2009 issued by Lodgian Financing Corp., and guaranteed by the Company and certain affiliates of the Company that were debtors and debtors-in-possession in Chapter 11 cases under the Bankruptcy Code. The general partner of the OCM Fund, Oaktree Capital Management, LLC ("Oaktree") also serves as the investment manager for the Trust.

      Russel S. Bernard, a Principal of Oaktree and Sean Armstrong, a Managing Director of Oaktree, serve as directors of the Company. Messrs. Bernard and Armstrong disclaim beneficial ownership of any shares reported herein by the OCM Fund or the Trust, except to the extent of any pecuniary interests therein. Additionally, although Oaktree may be deemed to beneficially own the shares reported by the OCM Fund or the Trust, by virtue of Oaktree acting in the capacity as the general partner of the OCM Fund and the investment manager of the Trust, Oaktree disclaims any beneficial ownership of such shares, except to the extent of any pecuniary interests therein.

(3) The Securities beneficially owned by BRE/HY Funding, L.L.C. ("BRE/HY"), which represents 12.47% of common stock of the Company (based on a total of 6,682,667 shares outstanding as of March 27,2003) and 14.07% of the Series A Preferred Stock of the Company (based on a total of 5,000,000 shares that became available for issuance under the Joint Plan of Reorganization, substantially all of which are issued and outstanding as of the date hereof), were acquired in connection with the Joint Plan of Reorganization, pursuant to its claim as beneficial owner of 12.25% Senior Subordinated Notes due 2009 issued by Lodgian Financing Corp., and guaranteed by the Company and certain affiliates of the Company that were debtors and debtors-in-possession in Chapter 11 cases under the Bankruptcy Code.

      In addition to the acquisition of the Securities by BRE/HY, Jonathan D. Gray, a Senior Managing Director of The Blackstone Group L.P. ("TBG") and Kenneth A. Caplan, a Principal of TBG both serve as directors of the Company.

                              PLAN OF DISTRIBUTION

      The Company is registering the Securities on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees, pledgees, transferees or other successors in interest selling Securities received from a Selling Stockholder after the date of this Prospectus. The Company will receive no proceeds from this offering.

      Any Selling Stockholder may offer any of its Securities at various times in one or more of the following transactions (which may include block transactions): (i) in one or more exchanges or over-the-counter market transactions; (ii) in private transactions other than exchange or over-the-counter market transactions; (iii) through short sales, put and call option or other derivative transactions, although neither the Company nor any of the Selling Stockholders concedes that any such transactions would constitute a sale of the Securities for purposes of the Securities Act; (iv) through underwriters, brokers or dealers (who may act as agent or principal) who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Securities for whom they may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions); (v) directly to one or more purchasers; (vi) through agents; (vii) through distribution by a Selling Stockholder or its successor in interest to its members, partners or shareholders; (viii) in negotiated transactions; (ix) by pledge to secure debts and other obligations; or (x) in a combination of such methods.

      A Selling Stockholder also may resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

      A Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with a Selling Stockholder. A Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the Securities offered hereby, which Securities such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      A Selling Stockholder may offer and sell Securities other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

      The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Securities offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the SEC reflecting such engagement or other change. See "Where You Can Find More Information."

      At the time a particular offer of Securities is made, to the extent required, a prospectus supplement will be provided by the Company and distributed by the relevant Selling Stockholder which will set forth the aggregate amount and type of the Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

      The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at market prices prevailing at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Securities may not simultaneously engage in market-making activities with respect to such Securities for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

      Pursuant to the Registration Rights Agreement, the Company is obligated to pay all of the expenses incident to its performance of or compliance with the terms of the Registration Rights Agreement, including, without limitation: (i) all registration, filing and National Association of Securities Dealers fees and expenses; (ii) all fees and expenses associated with compliance with federal securities and state Blue Sky or securities laws; (iii) all expenses of printing (including printing of certificates for the Common Stock, Preferred Stock, Class A Warrants, Class B Warrants and the prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company and the Selling Stockholders, except to the extent otherwise provided in the Registration Rights Agreement; (v) all application and filing fees in connection with listing the Securities on a securities exchange pursuant to the requirements hereof; and (vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses associated with preparing any special audit and comfort letters required by or incident to such performance or compliance). The Selling Stockholders will be responsible for the expense of any broker's commission, agency fee or underwriter's discount or commission in connection with the sale of the Securities.

      The Selling Stockholders, and any underwriter they may utilize, and their respective controlling person are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the Securities offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft LLP.

                                     EXPERTS

      The consolidated financial statements as of December 31, 2002 (Successor Company balance sheet), and for the period November 23, 2002 to December 31, 2002 (Successor Company operations), and the period January 1, 2002 to November 22, 2002, (Predecessor Company operations) incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

      The consolidated financial statements incorporated by reference in this Prospectus for fiscal 2001 and 2000 have been audited by Arthur Andersen LLP. The Company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to its naming it as an expert and as having audited the financial statements for fiscal 2001 and 2000 incorporated by reference in this Prospectus. You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the Company's 2001 or 2000 financial statements, particularly in the event that Arthur Andersen LLP ceases to exist or becomes insolvent.

================================================================================









                                  LODGIAN, INC.


                                   ----------

                                   PROSPECTUS

                                   ----------


                                  APRIL 2, 2003









================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement (all of which will be borne by us).

      Securities and Exchange Commission Fee                        $4,286.48
      Accountants' Fees and Expenses*                                2,000.00
      Legal Fees and Expenses*                                      10,000.00

      TOTAL*                                                       $16,286.48

------------
*     Estimated. Does not include fees that may be payable to an underwriter.

Item 15. Indemnification of Directors and Officers

      The Company's Restated Certificate of Incorporation and Restated Bylaws provide for the indemnification of, and the advancement of expenses to, the directors, officers, employees and agents of the Company to the fullest extent permitted by Delaware law from time to time and the Bylaws provide for various procedures relating thereto. Under Delaware law, directors, officers, employees and agents of the Company may be indemnified against amounts paid in judgements, settlements, penalties, fines and expenses actually and reasonably incurred with respect to proceedings (other than an action by or in the right of the Company, such as a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applied in the case of a derivative action, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such an action. However, court approval is required before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

      Under Delaware law, expenses incurred by an officer or a director in defending a civil or criminal proceeding may be paid by the Company upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be determined that the officer or director is not entitled to indemnification.

      Indemnification and advancement of expenses continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      The Company may purchase and maintain an insurance policy insuring its directors, officers, employees and agents against liability for certain acts and omissions while acting in their official capacity.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

  EXHIBIT NO.                             DESCRIPTION
  -----------    ------------------------------------------------------------
       2         First Amended Joint Plan of Reorganization of Lodgian, Inc.,
                 et al., dated November 1, 2002.(a)

      3.1        Restated Certificate of Incorporation of Lodgian, Inc.(b)

      3.2        Amended Restated Bylaws of Lodgian, Inc.(c)

      4.1 Certificate of Designation for Series A Preferred Stock of Lodgian, Inc.(d)

      4.2 Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.(d)

      4.3 Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.(d)

      4.4 Registration Rights Agreement between Lodgian, Inc. and the Selling Stockholders.(d)

       5         Opinion of Cadwalader, Wickersham & Taft LLP.

       12        Computation of Ratios.

       23        Consent of Deloitte & Touche LLP.

       24 Powers of Attorney (included on signature page of this registration statement).

(a) This exhibit is incorporated by reference to the Company's Form 8-K filed on November 20, 2002 (SEC File No. 001-14537)

(b) This exhibit is incorporated by reference to exhibits and appendices to the Company's Registration Statement on Form S-4, as amended, filed on July 17, 1998. (SEC File No. 333-59315)

(c) This exhibit is incorporated by reference to the Company's Form 8-K dated March 9, 2000, filed on March 9, 2000. (SEC File No. 001-14537)

(d) This exhibit is incorporated by reference to the Company's Form 8-A filed on November 26, 2002 (SEC File No. 000-50108)

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement of which this Prospectus is a part to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia on the 2nd day of April, 2003.

                                       LODGIAN, INC.


                                       By:  /s/  David E. Hawthorne
                                          -------------------------------------
                                       Name: David E. Hawthorne
                                       Title: Chief Executive Officer and
                                              President

                        SIGNATURES AND POWER OF ATTORNEY

      We, the undersigned officers and directors of Lodgian, Inc., hereby severally constitute and appoint David E. Hawthorne as our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all that is necessary in our name and on our behalf in our capacities as officers and directors to enable Lodgian, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement of which this prospectus is a part filed herewith) which may be filed under Rule 415 or Rule 462.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 2, 2003.


            Signature                                     Title
------------------------------             -------------------------------------
                                           Chief Executive Officer and President
/s/  David E. Hawthorne                    (Principal Executive Officer)
------------------------------
David E. Hawthorne


                                           Executive Vice President and Chief
/s/ Richard Cartoon                        Financial Officer
------------------------------
Richard Cartoon


/s/ Manuel E. Artime                       Chief Accounting Officer
------------------------------
Manuel E. Artime


/s/  Russel S. Bernard                     Chairman of the Board of Directors
------------------------------
Russel S. Bernard


/s/  Sean Armstrong                        Director
------------------------------
Sean Armstrong


/s/  Stewart J. Brown                      Director
------------------------------
Stewart J. Brown


/s/  Kenneth A. Caplan                     Director
------------------------------
Kenneth A. Caplan


/s/  Stephen P. Grathwohl                  Director
------------------------------
Stephen P. Grathwohl


/s/  Jonathan D. Gray                      Director
------------------------------
Jonathan D. Gray


/s/  Kevin C. McTavish                     Director
------------------------------
Kevin C. McTavish


/s/  W. Thomas Parrington                  Director
------------------------------
W. Thomas Parrington

                                  EXHIBIT INDEX

  EXHIBIT NO.                             DESCRIPTION
  -----------    ------------------------------------------------------------
       2         First Amended Joint Plan of Reorganization of Lodgian, Inc.,
                 et al., dated November 1, 2002.(a)

      3.1        Restated Certificate of Incorporation of Lodgian, Inc.(b)

      3.2        Amended Restated Bylaws of Lodgian, Inc.(c)

      4.1 Certificate of Designation for Series A Preferred Stock of Lodgian, Inc.(d)

      4.2 Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.(d)

      4.3 Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank, N.A.(d)

      4.4 Registration Rights Agreement between Lodgian, Inc. and the Selling Stockholders.(d)

       5         Opinion of Cadwalader, Wickersham & Taft LLP.

       12        Computation of Ratios.

       23        Consent of Deloitte & Touche LLP.

       24 Powers of Attorney (included on signature page of this registration statement).

(a) This exhibit is incorporated by reference to the Company's Form 8-K filed on November 20, 2002 (SEC File No. 001-14537)

(b) This exhibit is incorporated by reference to exhibits and appendices to the Company's Registration Statement on Form S-4, as amended, filed on July 17, 1998. (SEC File No. 333-59315)

(c) This exhibit is incorporated by reference to the Company's Form 8-K dated March 9, 2000, filed on March 9, 2000. (SEC File No. 001-14537)

(d) This exhibit is incorporated by reference to the Company's Form 8-A filed on November 26, 2002 (SEC File No. 000-50108)